Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 24, 2024

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER OF 2024 AND ANNOUNCES NEW STOCK REPURCHASE PROGRAM

BILOXI, MS (April 24, 2024) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the first quarter ending March 31, 2024. Additionally, the board of directors of Peoples Financial Corporation announced its approval to repurchase the Company’s outstanding and issued common stock up to a limit that is the lesser of $1,000,000 in aggregate repurchase price or approximately 64,000 in shares, effective following the announcement. Shares will be repurchased at the discretion of management either on the open market or through privately negotiated transactions, and repurchased shares will be retired. As of March 31, 2024, the Company reported common shares outstanding of 4,661,686.

The timing of the planned repurchases will depend on market conditions and other requirements. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended or discontinued at any time.

Earnings

Net income for the first quarter of 2024 was $2,415,000 compared to net income of $2,623,000 for the first quarter of 2023. The earnings per weighted average common share for the first quarter of 2024 were $0.52 compared to earnings per weighted average common share of $0.56 for the first quarter of 2023. Per share figures are based on weighted average common shares outstanding of 4,661,686 and 4,678,186 for the first quarters of 2024 and 2023, respectively.

The decrease in net income for the first quarter of 2024 was primarily due to a decrease in net interest income of $357,000 to $6,693,000 for the first quarter of 2024 as compared with $7,050,000 for the first quarter of 2023. Total interest income increased $492,000 to $8,929,000 for the first quarter of 2024 as compared with $8,437,000 for the first quarter of 2023 due to higher interest income on loans and overnight fed funds caused by an increase in interest rates. Total interest expense increased by $849,000 to $2,236,000 for the first quarter of 2024 as compared with $1,387,000 for the first quarter of 2023 because of higher interest rates paid on deposit accounts and borrowings also due to an increase in interest rates. The Company started recording income tax expense during 2023 after utilizing its remaining net operating loss carryforward during 2022. The income tax expense increased $184,000 to $631,000 for the first quarter of 2024 as compared with $447,000 for the first quarter of 2023. This increase was due to an increase in the effective tax rate after utilizing its remaining general business credit during the first quarter of 2024.

Return on average assets for the first quarter ended March 31, 2024, decreased 0.03% to 1.12% compared to 1.15% for the first quarter ended March 31, 2023. The Company’s efficiency ratio decreased 1% to 64% for the first quarter ended March 31, 2024, compared to 65% for the first quarter ended March 31, 2023.

Asset Quality

Other real estate decreased from $259,000 at March 31, 2023, to $1 as of March 31, 2024.

“The Bank’s management, continues to focus on maintaining high asset quality of the loan portfolio as well as solid interest income on both securities and loans.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $1,380,000 from $69,283,000 at December 31, 2023, to $70,663,000 at March 31, 2024. The improvement in shareholders’ equity was mainly due to quarterly earnings of $2,415,000 through March 31, 2024. The Company also experienced an increase of $1,035,000 in unrealized losses on securities in 2024. The Company reported $40,915,000 and $39,881,000 in unrealized losses on the available for sale securities portfolio as of March 31, 2024, and December 31, 2023, respectively. These unrealized losses are presented in accumulated other comprehensive income. The Company does not anticipate these unrealized losses to be realized. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities, but they are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 11.48% as of March 31, 2024.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured. The Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As interest rates have increased and the cost of attracting new deposits and replacing deposit run-off has increased, the Bank experienced a decrease in deposit balances during the year ended December 31, 2023. This decrease was mostly caused by the loss of several large public fund deposits following competitive bid processes whereby many public fund deposit accounts were awarded to other local banks. As of March 31, 2024 total deposits have increased $123,009,000 to $811,499,000 from $688,490,000 as of December 31, 2023. This is mainly because of an increase in governmental entities’ account balances due to tax collections along with the addition of several new public fund customers.

Franchise Tax

The table below outlines how much in franchise taxes the Company has paid out over the last six years.

Franchise Tax Calculation- The franchise tax was historically $2.50 per $1,000 of capital.

The 2018 tax was $2.50 but only per $1,000 of capital above $100,000	$216,480
The 2019 tax was $2.25 per $1,000 of capital above $100,000	$213,261
The 2020 tax was $2.00 per $1,000 of capital above $100,000	$189,053
The 2021 tax was $1.75 per $1,000 of capital above $100,000	$159,696
The 2022 tax was $1.50 per $1,000 of capital above $100,000	$78,584
The 2023 tax was $1.25 per $1,000 of capital above $100,000	$86,665

This expense will continue to decrease ratably each year until it is eliminated after 2028 due to legislative changes in Mississippi.

About the Company

Founded in 1896, with $933 million in total assets as of March 31, 2024, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Company just experienced its third best year of earnings ever and was recently recognized as part of the 2024 OTCQX Best 50, a ranking of the top-performing OTCQX companies in the prior calendar year.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission (“SEC”), www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2024	2023
Net interest income	$6,693	$7,050
Provision for credit losses	-	15
Non-interest income	1,743	1,707
Non-interest expense	5,390	5,672
Income tax expense	631	447
Net income	2,415	2,623
Earnings per share	0.52	0.56

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS
Three Months Ended March 31,	2024	2023
Allowance for credit losses on loans, beginning of period	$3,224	$3,338
Recoveries	58	71
Charge-offs	(135)	(156)
Provision for (reduction of) credit losses on loans and leases	(60)	30
Impact of adopting ASC 326	-	(10)
Allowance for credit losses on loans, end of period	$3,087	$3,273

PERFORMANCE RATIOS
March 31,	2024	2023
Return on average assets	1.12%	1.15%
Return on average equity	13.85%	18.03%
Net interest margin	3.24%	3.19%
Efficiency ratio	64%	65%

BALANCE SHEET SUMMARY
March 31,	2024	2023
Total assets	$932,602	$985,328
Securities	541,553	631,880
Loans, net	233,187	233,425
Other real estate (ORE)	-	259
Total deposits	811,499	902,443
Shareholders' equity	70,663	62,787
Book value per share	15.16	13.42
Weighted average shares	4,661,686	4,678,186

PERIOD END DATA
March 31,	2024	2023
Allowance for credit losses on loans as a percentage of loans	1.31%	1.38%
Loans past due 90 days and still accruing	$21	-
Nonaccrual loans	$352	$1,337
Leverage ratio	11.48%	10.01%